CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to being named in and to the use, through incorporation by reference in this Form F- 10 Registration Statement under the Securities Act of 1933 of our report dated December 22, 2020, on our audits of the consolidated financial statements of Meta Growth Corp. and related notes thereto, as of and for the years ended August 31, 2020 and 2019, which is included in Schedule "A" attached to the Meta Growth Business Acquisition Report.

Chartered Professional Accountants

Licensed Public Accountants

September 17, 2021

Ottawa, Canada